Exhibit 99.1

Tel-Instrument Electronics Corp Announces the Receipt of a $2.35 Million Delivery Order from the U.S. Navy and its Second Quarter Results for Fiscal Year 2010

CARLSTADT, N.J.--(BUSINESS WIRE)--November 16, 2009--Tel-Instrument Electronics Corp (“TIK”) is pleased to announce the receipt of a $2.35 million delivery order from the Navy on November 12, 2009 for 99 CRAFT pilot production units. This order includes 79 AN/APM-719 (“Mode 5 IFF) test sets and 20 AN/APM-708 (CRAFT full function) test sets. It is expected that shipments of the AN/APM-719 will begin late this quarter and that the order will be completed in the current fiscal year. Jeff O'Hara, the Company's President and Chief Operating Officer, said, "this Navy order is extremely important as it helps fill the production hole resulting from several delayed government orders, and should allow the Company to return to profitable operations in the fourth quarter of this fiscal year. The AN/APM-708 is a critical product for the Company as the Navy Indefinite Delivery/Indefinite Quantity (“IDIQ”) contract includes up to 750 of these units and the commencement of production shipments in calendar year 2010 would form a strong revenue base for the Company for years to come. We have begun building AN/APM-708 pilot production units and have scheduled the Navy Test Readiness Review (“TRR”) for the CRAFT AN/APM-708 program in January 2010. A successful TRR and design verification testing (“DVT”) for this test set represent key milestones for the Company and will represent the culmination of a several year and multi-million dollar engineering effort. This product also has significant upside potential for other military customers and significant orders are expected in the next 12 months.”

As projected in the 10K report for fiscal year 2009, sales and profitability for the first six months of the current fiscal year were well below year ago levels. For this period sales fell 36%, to $4.7 million, and the Company recorded a net loss of $592,149 as compared to $433,662 in net income in the prior year. The decline in sales and profits resulted from a combination of the current difficult national economic environment, delays in several major anticipated government orders, increased new product engineering costs associated with the TS-4530A Army Mode 5 program, and increased legal and professional fees. The Company believes that revenues will improve commencing in the fourth quarter of this fiscal year due in part due to the Navy CRAFT order referenced above, and the Company expects to be profitable in the fourth quarter of this fiscal year and return to strong profitability in the next fiscal year starting in April 2010.

The Company continues to make substantial engineering investments in the AN/USM-708 and the Army TS-4530A programs and engineering outlays for the first six months of the year total $1.7 million, or almost 36% of revenues. The Company has experienced delays on two of its major programs (AN/USM-708 and AN/ARM-206) which have both increased development cost and time and delayed production shipments and revenues. These problems have been addressed and the designs for both programs are expected to be substantially complete this fiscal year. These two programs, as well as the TS-4530A, are critical to the future of the Company as these three government contracts represent almost $80 million of potential orders. Upon completion of the engineering development for these major programs, starting in the next fiscal year, the associated design and test costs will begin to decline. With the projected large-volume production deliveries of the AN/USM-708, AN/USM-719, AN/APM-206 and TS-4530A, all expected within the next 12 months, the Company is poised to substantially increase the size and profitability of its business.

At September 30, 2009 the Company’s backlog stood at approximately $18.3 million as compared to approximately $10.0 million at September 30 2008. The backlog at September 30, 2009 includes only the amount of currently exercised delivery orders on open IDIQ contracts, and is expected to materially increase when the volume production orders for the two large Navy contracts are received. Historically, the Company obtains a substantial volume of orders which are required to be filled in less than twelve months, and, therefore, these anticipated orders are not reflected in the backlog. Approximately $14.3 million in orders is related to the TS-4530A program, and this amount is included in the backlog at September 30, 2009.

The Company is currently discussing with the bank another annual extension of its agreement until September 30, 2010. The bank has agreed to annual extensions for several years, and the Company is confident that the agreement will be extended to September 30, 2010. In order to ensure adequate funding, in light of the losses in the first two quarters, the Company increased its borrowing under its bank credit agreement by $150,000 to $600,000, leaving approximately $250,000 available at September 30, 2009, and raised an additional $520,000 of capital from Directors, through a combination of sales of new shares and the exercise of previously granted stock options. All other shareholders were given the opportunity to purchase additional shares of stock at the same price paid by the directors, but none chose to participate. TIC continues to explore additional financing options to provide greater flexibility in running its business and to better support the expected doubling in the size of our business in the next 12 months as well as to capitalize on other potential opportunities.

The Annual Meeting of Shareholders will be held on December 16, 2009, at the Company’s facilities at, 728 Garden Street, Carlstadt, NJ, at 4:00 p.m.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the NYSE Amex under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600